M Power Renews M&A and Consulting Services Agreement

NEW YORK, NY - June 7, 2005 - M Power Entertainment Inc. (OTCBB: MPWE), a next-generation media and entertainment corporation, today announced that it has renewed and extended its M&A and Consulting Services contract with Stanton, Walker & Company of New York. During the period the Company has worked with Stanton Walker, it has closed a number of acquisitions, including R.S. Entertainment, Inc, CoraZong Records, WhiteCanyon Inc. and Channel Access Inc., M Power Futures, Stellar Software Network and Ascendant TSG. Stanton Walker has also played a key role in working with Management to set a strategic direction for the future of M Power and will continue their work as M&A advisors and post acquisition business integrators and general business strategists.

Gary Kimmons, President of MPWE stated," We are pleased to renew our agreement with Stanton, Walker & Company. Our rapid growth is directly attributable to their professional guidance and support."

The company has recently announced a Letter of Intent with GetData Pty, Ltd. of Australia, a forensic software company. Negotiations are ongoing and the company expects to sign a definitive agreement in the near future. M Power's focus is to acquire profitable service-related, asset-based companies with terms and conditions favorable for profitable integration into M Power's business model.

About M Power Entertainment

Based in New York, NY, MPWE is a next-generation media and entertainment corporation providing a diversified portfolio of state-of-the-art entertainment and media resources. MPWE maintains a strategy of acquiring profitable technology ventures in related Entertainment and Lifestyle venues.

For more information on M Power Entertainment please visit the corporate website, www.mpe.us.com, and its music entertainment subsidiary's website, www.RAWW.com.

About Stanton, Walker & Company

Stanton, Walker & Company provides a full range of strategic operational, marketing, financial advisory and M & A services to public companies. While they provide assistance in a wide array of industries, Stanton Walker is especially interested in working with companies where their products and/or services appear to offer the company's stakeholders an opportunity for a significant return.

Safe Harbor

Statements in this news release that are not historical facts, including statements about plans and expectations regarding products and opportunities, demand and acceptance of new or existing products, capital resources and future financial results are forward-looking. Forward-looking statements involve risks and uncertainties which may cause the Company's actual results in future periods to differ materially from those expressed. These uncertainties and risks include changing consumer preferences, lack of success of new products, loss of the Company's customers, competition and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:
Deanna S Slater
212-731-0834
Deanna.Slater@mpe.us.com